                         THE COMPANIES ORDINANCE (1983)

                            COMPANY LIMITED BY SHARES

                             ARTICLES OF ASSOCIATION

                                       OF

                                   GenTec Ltd

                                [Hebrew characters]

The regulations contained in the Second Schedule to the Companies Ordinance (New Version) (the "Regulations") shall apply to GenTec Ltd. (the "Company") subject to the modifications hereinafter expressed.

(a) The Articles of Association of the Company shall be numbered in the same manner as the Regulations, except with respect to Regulations not adopted, and the word "deleted" shall appear next to the number of such deleted provision.

(b) After Clause I of the Regulations, the following clause shall be inserted:

     1(a) The Company is a private limited Company and accordingly:

               (i) The number of members of the Company at any time shall not exceed 50 (not including persons who are in the employment to the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be members of the Company). However for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single member;

               (ii) No invitation shall be issued to the public to subscribe for any shares or debenture stocks of the Company;

               (iii) The right to transfer shares of the company shall be restricted in accordance with the provisions of these Articles; and

               (iv) Any transfer of shares in the Company shall require the authorization of the Board of Directors.


 (c) clause 5 of the Regulations shall be deleted.

(d) Clause 19 (1) of the Regulations shall be amended by deleting the words 'not paid up in full.'

(e) Clauses 34-39, 48(b) and 51 of the Regulations shall be deleted.

(f) After Clause 67 at the Regulations, the following clause shall be inserted:

               67(a) A resolution in writing signed by all members of the Company then entitled to attend and vote at General Meetings or to which all such members have given their written consent (by letter, telegram, telex, telefax or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

               67(b) Where all the directors present at or participating in the meeting have consented thereto, any director may participate in a meeting of the board by means of conference telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and a director participating in such a meeting by such means is deemed to be present at the meeting.

(g) Clauses 68-70 of the Regulations shall be deleted and after clause 70 the following clause shall be inserted:

               70(a) The number of the members of the Board of Directors, their duties and the manner of their appointment and termination will be determined from time to time by a general meeting of the Company.

(h) Clauses 73,79, 80(5) and 81-89 of the Regulations shall be deleted.

(i) Clause 91 of the Regulations shall be deleted and after it the following clause shall be inserted:

                91 (a) The Board of Directors can set the size of the quorum required to conduct the business affairs of the Company and can define the signatory rights of the Company. Until resolved to the contrary the quorum for a meeting of the Board of Directors shall be one.

(i) After clause 95 of the Regulations.the following clauses shall be inserted

               95(a) A resolution in writing signed by all the members of the Board of Directors or such resolution that all the members of the Board of Directors have given their written consent (by letter, telegram, telex, telefax or otherwise) shall be valid for every purpose as a resolution adopted at a Board of Directors meeting that was duly convened and held.

                95 (b)(i) The Company may enter into a contract for the insurance of part or all of its officers' liability in respect of any of the following:

                       (1) violations of his obligation toward the Company or toward any other to act with circumspection;

                       (2) violations of his obligation of loyalty toward it, provided the officer acted in good faith and had reasonable cause to assume that his act would not injure the Company;

                       (3) financial obligations imposed on him in favor of a third party, in respect of an act performed by virtue of his position as officer of the Company.

                       (ii) The Company may indemnify any of its officers for
                            the following matters:

                       (1) a financial obligation imposed on the officer in favor of a third party by a court judgment, including a compromise judgment or an arbitrator's decision approved by a court, for an act performed by virtue of his position as officer of the Company; and

                       (2) reasonable legal expenses, including attorney's fees, expended by or charged to an officer or adjudged against him by a court in an action lodged against him by the Company or on its behalf by another person, or in a criminal charge in which he was found innocent, all for an act performed by virtue of his position as officer of the Company.

(k) Clause 100 of the Regulations shall be deleted.



                                Addresses & Descriptions of
     Name                               Subscribers                 Signatures
-----------------------------------------------------------------------------------------------
Gen Technologies Inc.            19/8 Ramban Jerusalem               /s/
                                 Delaware corporation

Brounstein-Aboudi                Chen Blvd. 6                        /s/
Trustees Ltd                     Tel Aviv 64071
                                 Israel company




Dated this 26 day of October, 1995

Witness to the above signatures  /s/ GERALD BROUNSTEIN
                               ___________________________
                                     Gerald Brounstein
                                     Advocate